Exhibit 12.2
Section 2: EX-12.2 (EX-12.2)
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the year ended December 31,
	2010	2009		2008		2007	2006
Including Interest on Deposits

(Losses) Earnings:
Pre-tax loss from continuing operations	$(277,011)	$(42,621)		$(32,258)		$(302,762)	$(272,008)
Plus:
Fixed Charges (excluding capitalized interest)	243,458	293,019		349,621		427,141	623,668

Total (Losses) Earnings	$(33,553)	$250,398		$317,363		$124,379	$351,660

Fixed Charges:
Interest expensed and capitalized	$240,275	$290,451		$347,001		$423,986	$619,094
Amortized premiums, discounts, and capitalized expenses related to indebtedness	642	187		192		633	1,411
An estimate of the interest component within rental expense	2,541	2,381		2,428		2,522	3,163

Total Fixed Charges	243,458	293,019		349,621		427,141	623,668

Preferred dividends	9,109	15,841		33,299		33,299	33,299
Ratio of pre tax loss to net (loss) income	0.949	2.016		0.101		1.771	1.215

Preferred dividend factor	8,644	31,935		3,363		58,973	40,458

Total fixed charges and preferred stock dividens	$252,102	$324,954		$352,984		$486,114	$664,126

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A )	(A	)	(A	)	(A )	(A	)

Excluding Interest on Deposits

(Losses) Earnings:
Pre-tax loss from continuing operations	$(277,011)	$(42,621)		$(32,258)		$(302,762)	$(272,008)
Plus:
Fixed Charges (excluding capitalized interest)	132,620	167,886		192,891		255,909	468,250

Total (Losses) Earnings	$(144,391)	$125,265		$160,633		$(46,853)	$196,242

Fixed Charges:
Interest expensed and capitalized	$129,437	$165,318		$190,271		$252,754	$463,676
Amortized premiums, discounts, and capitalized expenses related to indebtedness	642	187		192		633	1,411
An estimate of the interest component within rental expense	2,541	2,381		2,428		2,522	3,163

Total Fixed Charges	132,620	167,886		192,891		255,909	468,250

Preferred dividends	9,109	15,841		33,299		33,299	33,299
Ratio of pre tax loss to net (loss) income	0.949	2.016		0.101		1.771	1.215

Preferred dividend factor	8,644	31,935		3,363		58,973	40,458

Total fixed charges and preferred stock dividens	$141,264	$199,821		$196,254		$314,882	$508,708

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A )	(A	)	(A	)	(A )	(A	)

(A)	For the years ended December 31, 2010, 2009, 2008, 2007 and 2006 earnings were not sufficient to cover preferred dividends and the ratios were less than 1:1. The Company would have had to generate additional earnings of $285.7 million, $74.6 million, $35.6 million, $361.7 million and $312.5 million to achieve a ratio of 1:1 in 2010, 2009, 2008, 2007 and 2006, respectively.